Exhibit 99.3

Sachem Capital Corp.	SACH	Q4 2023 Earnings Call	Apr. 1, 2024
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PARTICIPANTS

Corporate Participants

Stephen Swett – Partner, ICR

John L. Villano – Chairman, Chief Executive Officer, President & Interim Chief Financial Officer, Sachem Capital Corp.

Other Participants

Gaurav Mehta – Analyst, A.G.P./Alliance Global Partners

Christopher Nolan – Analyst, Ladenburg Thalmann & Co., Inc.

Matthew Erdner – Analyst, JonesTrading Institutional Services LLC

Chris Muller – Analyst, Citizens JMP Securities, LLC

MANAGEMENT DISCUSSION SECTION

Operator: Greetings and welcome to the Sachem Capital Corp. Fourth Quarter and Full Year 2023 Earnings Call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. [Operator Instructions] As a reminder, this conference is being recorded.

I would now like to turn the conference over to your host, Mr. Steve Swett, Investor Relations for Sachem Capital Corp. Thank you. You may begin.

Stephen Swett, Partner, ICR

Good morning, everyone, and thank you for joining Sachem Capital Corporation’s full year 2023 earnings conference call. On the call from Sachem Capital today is Chief Executive Officer and Interim Chief Financial Officer, John Villano, CPA and Vice President of Finance and Operations, Nick Marcello.

Yesterday, the company announced its operating results for the year ended December 31, 2023, and its financial condition as of that date. The press release is posted on the company’s website at www.sachemcapitalcorp.com. In addition, the company filed its year-end Form 10-K with the SEC on April 1, 2024, which can be accessed on the company’s website as well as the SEC’s website at www.sec.gov. If you have any questions after the call or would like any additional information about the company, please visit our website.

As a reminder, remarks made today on the conference call may include forward-looking statements. Forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those discussed today. We do not undertake any obligation to update our forward-looking statements in light of new information or future events. For a more detailed discussion of the factors that may affect the company’s results, please refer to our earnings release for this quarter and to our most recent SEC filings.

During this call, the company will be discussing certain non-GAAP financial measures. More information about these non-GAAP financial measures and reconciliations to the most directly comparable GAAP financial measures are contained in our SEC filings.

With that, I’ll turn the call over to John.

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Sachem Capital Corp.	SACH	Q4 2023 Earnings Call	Apr. 1, 2024
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John L. Villano, Chairman, Chief Executive Officer, President & Interim Chief Financial Officer, Sachem Capital Corp.

Thank you and thanks to everyone for joining us today. For 2023, Sachem grew revenue approximately 25.5% to $65.6 million compared to $52.3 million in 2022. While revenue increased, Sachem overcame a challenging year in the mortgage REIT space where the macroeconomic environment was marked by bank failures, large loan losses, uncertainty related to inflation and, lastly, interest rates that rose at a near unprecedented rate.

In addition, shifting expectations related to the Federal Reserve’s policy direction further pressured the economic outlook as capital remained expensive. In this environment, we have remained highly focused on originating only what we perceive as the highest quality loans to ensure that we are measured and disciplined as it relates to the investment of capital. During the year, we worked through loan extensions, modifications and defaults, as needed, while our borrowers searched for efficient capital. Loan modifications and extensions added approximately $4.1 million in revenue as loans were extended or restructured and put back on track.

Loans that are extended or modified are re-underwritten to ensure the collateral and projects are still viable and well capitalized. During the year, we incurred approximately $6.4 million in noncash impairments, 70% of which was related to two office loans. I also want to note that the recognized noncash impairments are in part related to originations during and immediately after the pandemic when interest rates were at near historic lows, masking rapid run-ups in material and labor costs, as well as significant delays due to overall shortages of labor and material.

As rates rose dramatically, project refinancing became a significant challenge for some borrowers, reducing or eliminating their equity and motivation to remain involved in certain instances. While we expect to face a challenging environment and may incur additional impairments in the future, we will continue to work and preserve value through loan modification and asset management efforts while continuing to strive to outperform peers. Our efforts have proven successful in the past, and this year we wrote off only $91,000 in real estate owned.

It is our experience that a troubled or distressed loan rarely loses all of its value. And usually, over the term of the loan, when interest income, origination and other fees are considered, the overall transaction is profitable. Further, we believe our low REO balance as compared to our loans in foreclosure tells the story of how often our loan workouts result in a favorable outcome. Historically, losses resulting from impaired loans have been minimal and pay tribute to the Sachem team’s expertise in working out difficult situations. As an example, a $510,000 loan in foreclosure during the fourth quarter of 2023 was repaid in January 2024 at par, plus all accrued interest and borrower charges, totaling approximately $92,000. Total earnings on this troubled loan since initial funding was approximately $172,000.

Let’s now discuss our 2023 financials in more detail. While originations during 2023 were only approximately $205 million due to our refined approach and restrained capital needs, revenue, as I mentioned, grew over 25% for the full year 2023. Total operating costs and expenses for 2023 were approximately $49.7 million compared to approximately $31.4 million in the prior year. The increase was due to several factors, but the primary change was due to higher interest expense resulting from higher interest rates. Specifically, we recorded interest and amortization of deferred financing costs of approximately $29.2 million in 2023 as compared to approximately $21.5 million in the prior year.

Also, G&A went up approximately $2.2 million due to our efforts to strengthen the team as we added necessary resources to ensure strong internal controls and to support the full integration of our Urbane New Haven acquisition, which closed at the end of 2022. Compensation expenses increased approximately $2.2 million, which resulted from having Urbane Capital integrated for a full year and the addition of a new Sachem employee. Other expenses also increased year-over-year due to increases in depreciation of Sachem’s office building, fees, taxes and other expenses, and an approximate $6.4 million provision for loan losses.

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Sachem Capital Corp.	SACH	Q4 2023 Earnings Call	Apr. 1, 2024
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As a result, net income attributable to common shareholders for 2023 was approximately $12.1 million, compared to approximately $17.2 million in 2022. Earnings per share for 2023 was $0.27 compared to $0.46 per share for 2022.

Recently, the Sachem board approved a first quarter 2024 dividend. Additional details can be found in our recently filed dividend press release. Our board regularly evaluates our dividend distribution policy on an ongoing basis, balancing our operational performance, federal tax requirements, and the importance of maintaining long-term financial flexibility. We are proud of how consistent our dividend has remained over the years and we will strive to maintain an attractive dividend going forward, subject to our board’s oversight.

Turning to portfolio activities. Similar to other participants in our industry, loan originations for 2023 were met with many challenges. Origination volumes decelerated throughout the year as we remained disciplined and continued to tighten lending standards. As we discussed on our last call, demand for loans continues to rise as banks remain on standby, other hard money lenders are low on capital, cannot support their borrowers.

Further, loan demand pressure continues to mount as mid-sized financial institutions as well as non-bank lenders struggle with non-performing loans. As NPLs continue to rise quarter-over-quarter, our competitors’ lending box continues to shrink, creating opportunities for a well-capitalized lender.

As we look ahead, our origination efforts are focused on lending to borrowers with strong credit profiles and a history of timely repayments. Additionally, our focus remains primarily on single family residential and multifamily, where, due to a lack of housing supply in many of our targeted markets, prices and demand have remained relatively stable. As a reminder, we structure our loans to be short term, and we ended the year with 86.5% of the loans in our portfolio having a term of one year or less. This loan structure allows us to reprice capital efficiently to better maintain and enhance margins, which served us well in the rising interest rate environment.

Now, with the market sentiment shifting to one-off cuts, we believe we can potentially capture the incremental margin as we move through the upcoming year. If you remember, when interest rates were very low, Sachem did not chase borrowers into low-cost financing. Deciding not to compete with abnormally low interest rates has proven to be a good decision while causing significant losses to other lenders when rates changed rapidly a year ago.

For the year, we had net fundings of approximately $204.9 million of mortgage loans, including loan modifications and construction draws that were offset by approximately $167 million of principal paydowns. A significant portion of our paydowns resulted from the successful completion of one of Sachem’s largest projects to date, a $22 million construction loan in Sarasota, Florida.

During the fourth quarter, the company modified or extended a total of 47 loans. These modifications resulted in gross fee income of approximately $775,000, supplementing our reduced origination fee income. For the full year, these fees were approximately $4.1 million.

With regard to our portfolio, as of December 31, 2023, we had 311 loans with a total principal balance of approximately $499.2 million with a weighted average interest rate of 11.4%, not inclusive of fees earned, a notable increase over 2022 and a testament to our short-term pricing strategy.

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Sachem Capital Corp.	SACH	Q4 2023 Earnings Call	Apr. 1, 2024
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Additionally, one of the key strengths that gives us confidence going forward is the diversity of our loan portfolio. Our mortgage portfolio is spread across 15 states with a focus on southeastern growth markets and includes a variety of property types, including multi-family, single family and other commercial real estate assets. Within our portfolio, only 12.1% of our investments are in office. We had loans with a principal balance of approximately $84.6 million in non-accrual status, which includes 56 loans in pending foreclosure by the company, representing approximately $68.5 million of outstanding principal balance, including the accrued, but unpaid interest and borrower charges.

I would note that our portfolio, excluding two loans, has generated above-average risk-adjusted returns. With more than $1 billion of loans underwritten over the years, our experienced, cycle-tested team and disciplined approach have proven effective in enabling us to maintain good credit quality from our borrowers and well-secured assets.

At year end, real estate owned was approximately $3.5 million compared to $5.2 million at year-end 2022. And as of December 31, 2023, real estate owned included approximately $800,000 held for rental and approximately $2.7 million held for sale.

Let’s now discuss our balance sheet and financial position as of December 31, 2023. Due to our disciplined stance and uncertainty on the macro front, we have maintained strong liquidity. We have a balance sheet marked by $625.5 million in assets, up 10.6% year-over-year. This included $50.4 million of cash, cash equivalents and investment securities, offset with $377.7 million in total debt outstanding. In addition, we have available liquidity of approximately $36.1 million in our credit facilities. This liquidity affords us significant flexibility to prudently allocate capital in a selective manner. Having liquidity on hand provides market strength and positions us to select the best alternatives for our invested capital.

Even while maintaining prudence and discipline during this period, we increased our investments in partnerships by $12.2 million year-over-year. This notable growth stemmed primarily from our significant involvement in the multi-family and workforce housing sector through the Shem Creek partnership. In 2023, this partnership yielded $3.5 million in income compared to $1.8 million in 2022.

In closing, we continue to navigate an evolving macro environment and our disciplined approach to operating our businesses and managing our portfolio continues to serve us well. Our diversified portfolio and strong financial foundation gives us confidence as we look ahead. We continue to focus on protecting our capital and growing long-term value for our shareholders. I want to thank the entire Sachem team for their hard work and contributions to our performance.

With that, we will open the call for questions. Operator?

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Sachem Capital Corp.	SACH	Q4 2023 Earnings Call	Apr. 1, 2024
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QUESTION AND ANSWER SECTION

Operator: Thank you. At this time, we’ll be conducting a question-and-answer session. [Operator Instructions] Our first question comes from the line of Gaurav Mehta with Alliance Global Partners. Please proceed with your question.

<Q – Gaurav Mehta – A.G.P./Alliance Global Partners>: Thanks. Good morning. First question...

<A – John Villano – Sachem Capital Corp.>: Good morning.

<Q – Gaurav Mehta – A.G.P./Alliance Global Partners>: ...hoping to get some more color on your loan pipeline. What are you guys seeing in the market? And maybe some more color on the loan impairments that you had in 4Q.

<A – John Villano – Sachem Capital Corp.>: Sure. First and foremost, our pipeline is unbelievably robust. We are not taking or funding every deal that we see. We’re probably funding 10% of our pipeline. There is still – the resulting demand is from the banks’ inability to act, lack of capital at our competitors and just lenders being shy about the overall lending market. The upcoming elections may have something to do with this. Valuation may have something to do with this. But in any case, our pipeline is robust. And we have curtailed our lending year-over-year. We’re doing a third less than we did in 2022, trying to be as protective of our capital as we can and picking the best loans that we can for our portfolio.

With respect to our impairments, hey, look, things happen. We’re not happy. But in the case of our significant impairment this quarter and this year, we were hit with office assets that have been on our books for some time. And sadly, when leases don’t materialize, valuations drop, and there’s not a whole lot we can do about it. Our borrower cannot [ph] re-rent (00:17:07) the property, and needless to say, the pain is here. So, not a lot to be said about that.

What I would like to mention, though, is our continued work-through, ongoing modifications, extensions. As you most certainly remember from our third quarter call, a lot of our borrowers have nowhere to go. Most borrowers have nowhere to go. And what we’re trying to do is to get them back on track, make sure their asset is performing as expected and as intended. And if it is not, it becomes a default for us. So, we do work with our borrowers. We pay significant attention to not only our assets, but as well as their assets. And our goal is to get them back on track. And sometimes it doesn’t happen. And there’s a bunch of reasons why things go into default.

Let me just start with labor and material costs, time delays. Tenants, I touched upon. There’s a lot of different things that can slow down a performing asset, and we run into all of them. And the market has run into all of them as well. So, we do expect, Gaurav, a continued push in the workout area. Historically, these all work out pretty good. There’s never been a sharp smack on the wrist here with our workouts [ph] because (00:18:49) office properties, they’re different, right? The world has changed with respect to office, and lumps hurt, but we’re not the only ones taking these lumps. But we’ll continue to work them through. There might be a redevelopment plan with these buildings. We will see.

<Q – Gaurav Mehta – A.G.P./Alliance Global Partners>: Okay. Thank you. One more question on the balance sheet. I saw that your balance on repurchase facility was lower than third quarter. Can you provide some more color on your plan for that facility?

<A – John Villano – Sachem Capital Corp.>: Yes. Our repurchase facility, the rates have gotten a little bit expensive. So, we’ve kind of been shying away a little bit and using our Needham facility. Really nothing more than that.

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Sachem Capital Corp.	SACH	Q4 2023 Earnings Call	Apr. 1, 2024
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<Q – Gaurav Mehta – A.G.P./Alliance Global Partners>: Okay. Thank you for taking my questions.

<A – John Villano – Sachem Capital Corp.>: You’re welcome.

Operator: Thank you. Our next question comes from the line of Christopher Nolan with Ladenburg Thalmann. Please proceed with your question.

<Q – Chris Nolan – Ladenburg Thalmann & Co., Inc.>: Hey, John.

<A – John Villano – Sachem Capital Corp.>: Hey, Christopher.

<Q – Chris Nolan – Ladenburg Thalmann & Co., Inc.>: Asset quality by geography, is – are there any pattern there? Are you seeing higher impairments and so forth in the northeast as opposed to the southeast, things like that?

<A – John Villano – Sachem Capital Corp.>: That’s a great question. Virtually all of our impairments, Connecticut, New York and New Jersey.

<Q – Chris Nolan – Ladenburg Thalmann & Co., Inc.>: Okay. And then...

<A – John Villano – Sachem Capital Corp.>: And...

<Q – Chris Nolan – Ladenburg Thalmann & Co., Inc.>: Oh, please go ahead.

<A – John Villano – Sachem Capital Corp.>: Yeah. Let me just expand on that. And there’s a reason for that. The margin. When property is being developed, rented or whatever, the margins aren’t as large here as they are in the southeast or in Florida. So it’s a very fine line between success and failure. For example, a builder building a house here in Connecticut, he stands to earn a much smaller dollar than if that same house was conducted and built in Florida. So, if somebody were to slide just a little bit here, a loan can slide off track real quick with respect to valuation.

<Q – Chris Nolan – Ladenburg Thalmann & Co., Inc.>: Great. And also, given your comments about higher demand and that you could be more selective in your loans, are you charging your lender or your borrowers higher fees or higher yield? Are you able to get higher yields in your incremental new loans than before?

<A – John Villano – Sachem Capital Corp.>: Back last summer, we were testing 13% and 3 points. And that went into the third quarter. We found pushback at 13% and 3 points, 13% interest, 3 points. We are back down at 12% and 2 points, which has been our historical go to, and there is significant demand at that level.

<Q – Chris Nolan – Ladenburg Thalmann & Co., Inc.>: Great. And then finally, are you – should we expect the loan loss allowance to increase? And if so, what sort of percentage of loans do you think it could go to?

<A – John Villano – Sachem Capital Corp.>: Well, yeah, I wish I knew, to be perfectly honest. You’ve heard me talk about appraisal risk. And we think that is a big hindrance to us moving forward. A distressed borrower who sells a property can affect all the properties around it. So, we’re cautious about that. Is it devastating? No. There’s real value. However, an impairment can be hiding real value, and – but GAAP is GAAP. Our auditors want appraisals. There could be more. I don’t want to sugarcoat any of this, but loan impairments can continue here. We don’t think they’re critical. We have a great history of working them out. And if you look at our REO, the balance continues to work its way down. We’re not saddled with a huge amount of REO. I hope that helps. But again, looking forward, it’s still very cloudy for all of us lenders.

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Sachem Capital Corp.	SACH	Q4 2023 Earnings Call	Apr. 1, 2024
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<Q – Chris Nolan – Ladenburg Thalmann & Co., Inc.>: Great. That’s it for me. Thank you.

Operator: Thank you. Our next question comes from the line of Matthew Erdner with JonesTrading. Please proceed with your question.

<Q – Matt Erdner – JonesTrading Institutional Services LLC>: Hey. Good morning. Thanks for taking the question. Kind of following up on that – the last question with the 12% and 2 points, 13% and 3 points. Where did you guys originate at in the fourth quarter? Was it at that 12% and 2 points number? And then also, can you talk about comfort level when you have to take these loans back and kind of take on some REO? Thanks.

<A – John Villano – Sachem Capital Corp.>: Sure. Yes, we were lending at 12% and 2 points in the fourth quarter. The lending volume wasn’t there, Matt. We’re not – we’re down a full third year-over-year, but our first quarter last year was significantly larger than the fourth quarter of this year. So, we’ve been cutting back. We’re continuing to keep it small, trying to maintain liquidity. So, a couple of things I’d like to note. We’re maintaining liquidity. We don’t have origination fees. Even though we’re getting 2% on all our deals, we don’t have that strong funding volume that can kind of backstop a lesser volume.

And then with respect to our interest expense, it’s up $7.6 million year-over-year. Just doing an off-the-cuff calculation, that could be somewhere between $0.07 and $0.10 a share. So, it’s been a very tough industry for us lenders, one with valuation and delays to get construction done. And then secondly, with the cost of interest, margins have been – they’ve been cramped a little bit. For Sachem last year, $7.6 million more in interest than the year before. So, we expect that to stop. But again, it hasn’t yet.

<Q – Matt Erdner – JonesTrading Institutional Services LLC>: Right. Yeah. And then following up on the – if you have to take properties in, how comfortable are you guys operating for the time being or stabilizing and then disposing?

<A – John Villano – Sachem Capital Corp.>: So we get calls every day from people that want to buy distressed, and we don’t have a ton of it. We really don’t. And one of the significant REOs that we have is a building site here in Connecticut. And we have one builder taking down a couple lots at a time. So, that’s working its way off the books. There’s been no real additions to the REO portfolio.

But I will say this. Once we have control of the property, good things happen, right? We can make a full assessment. We can fix it. We can improve – we could do things. Our issue is the way the law works, foreclosures are terribly slow. And I wish I could use different language, but it’s a horrendous – the most horrendous part of our business is getting title to our assets back. So we have attorneys in-house working on this. In many cases, our loans are purchased during the foreclosure by distressed buyers, and we collect most of our money. And as you can see by the REO and gains and losses on our real estate and in the P&L, there’s no real problems there.

<Q – Matt Erdner – JonesTrading Institutional Services LLC>: Right. Yeah, that’s good to note. And then just in terms of overall pipeline, given the banks are on the sidelines, have you guys noticed more demand for your product in the past couple of quarters?

<A – John Villano – Sachem Capital Corp.>: Demand is crazy. We have a couple ways to monitor the demand. We have – [indiscernible] (00:27:26) of the stuff we like. It’s always around $100 million. It’s been that way. We try to keep it to $100 million. We are funding nowhere near that. I’m thinking somewhere around the $20 million, $25 million a quarter range moving forward. But we used to do $100 million a quarter. So, demand is there. We’re trying to pick the best, the best sponsors. We are seeing much better sponsors coming our way, which lends credibility to they have nowhere to go, or they’re running into problems elsewhere. So, we enjoy picking up a good sponsor and perhaps looking at a new project. But again, until liquidity comes back to our space, we refuse to borrow at ridiculous interest rates. So we’re trying to stick to our knitting here. We’re trying to be frugal with our capital, but we’re not chasing expensive money.

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Sachem Capital Corp.	SACH	Q4 2023 Earnings Call	Apr. 1, 2024
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<Q – Matt Erdner – JonesTrading Institutional Services LLC>: That’s helpful. Thank you.

<A – John Villano – Sachem Capital Corp.>: Thanks.

Operator: Thank you. Our next question comes from the line of Chris Muller with Citizens JMP. Please proceed with your question.

<Q – Chris Muller – Citizens JMP Securities, LLC>: Hey, John. Thanks for taking the questions. So, on the decrease in modification fees, should we read into that that credit is largely holding stable aside from a couple of those office loans? Or have you guys tightened the criteria for what would result in a modification?

<A – John Villano – Sachem Capital Corp.>: This is a good one. I’ll try to be on point here. So first of all, our lending criteria has gotten stricter and stricter. Very few loans can pass the credibility test, which is part of the reason we’re moving loans into default, because those loans don’t qualify and pass our credibility requirement. So, we’re cleaning house.

The second part of that – and there’s no need to panic over the cleaning house – some of these loans are tiny, right. So we’re not doing $200,000 loans anymore, and we’ve got a bunch of them. And we’re showing less support for those smaller loans, and we’d like to move them along. It’s not something that we want to handle any more. They don’t move the ship, and in many cases, do more problem – problems than what they’re worth.

<Q – Chris Muller – Citizens JMP Securities, LLC>: Got it, that’s helpful. And then I guess with rate cuts likely coming at some point in the back half of this year, do you expect that to further increase the demand for your product? And I guess the root of the question is, are your borrowers’ rate sensitive, or are they going to be borrowing no matter what the interest rate environment is looking like?

<A – John Villano – Sachem Capital Corp.>: It’s – yes, they’re going to borrow. What happens to them is they get squeezed on the back end. Our business has been a high cost of capital to these types of developers. Smaller projects, they don’t fit a bank’s box, so to speak. It may not be exactly what a bank is looking for into their, let’s call it, their lending box. These guys have – they’re used to paying the higher rates. I mean, they were paying north of 10% when interest rates were 2%. It’s just the way that they roll.

And further, our borrowers are not always the best bankable prospects. We’ve been moving into that segment now for over a year. Better quality sponsors, bigger down payments, better quality properties, which of course brings you into bigger-sized loans. The smaller loans are more – they move quickly, they’re less structured. For example, we’re very tight on construction and construction draw requests. Some small borrowers, they don’t even know what we’re talking about. So, I mean, they just don’t fit any longer. And you’ll see our loan count go down over the upcoming quarters, and it’s just a natural evolution of our business.

<Q – Chris Muller – Citizens JMP Securities, LLC>: Got it. Appreciate you taking the questions.

<A – John Villano – Sachem Capital Corp.>: Okay.

Operator: Thank you. Ladies and gentlemen, we’ve come to the end of our question-and-answer session. I’ll turn the floor back to Mr. Villano for any final comments.

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Sachem Capital Corp.	SACH	Q4 2023 Earnings Call	Apr. 1, 2024
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John L. Villano, Chairman, Chief Executive Officer, President & Interim Chief Financial Officer, Sachem Capital Corp.

Thank you, everyone. We look forward to updating you again next quarter. Feel free to give us a call, give our ICR, our Investor Relations, a ring if you’d like to ask any further questions. Thank you again.

Operator: Thank you. This concludes today’s conference call. You may disconnect your lines at this time. Thank you for your participation.

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